Pricing Supplement No. 28 Dated March 4, 2005 (To Prospectus dated August 19, 2003 and Prospectus Supplement dated October 27, 2003)	Rule 424(b)(2) File No. 333-107207 CUSIP #: 46627B BA8

JPMORGAN CHASE & CO.
[ ]	JPMorgan Chase Senior Notes, Series D Due Nine Months of More from Date of Issue
[ X ]	JPMorgan Chase Subordinated Notes, Series B Due Nine Months or More from Date of Issue

Aggregate Principal Amount: Price to Public: Agent's Commission*: Proceeds to Company:	$ 110,000.00 100.00% 2.375% $ 107,387.50

*J.P. Morgan Securities Inc., acting as lead agent for the agents listed below, was paid a portion of the agent's commission, equal to .25%.
Agents	Aggregate Principal Amount To be Purchased
Raymond James Wachovia Securities	$ 60,000 50,000
Original Issue Date:	March 9, 2005
Stated Maturity:	March 15, 2025

Form:  [ X ]   Book-entry   [   ]  Certificated

Currency:  U.S. Dollars
[ X ] Fixed Rate Note:	5.45%
Interest will be computed on the basis of:	[ ] the actual number of days elapsed in a year of 360 days [ X ] a 360-day year of twelve 30-day months [ ] Other
[ ] Floating Rate Note:	[ ] CD [ ] Treasury Rate	[ ]Commercial Paper Rate [ ] Prime Rate	[ ] Federal Funds Rate [ ] CMT	[ ] LIBOR
The interest factor for each day will be computed by dividing the interest rate in effect on that day by:	[ ] the actual number of days elapsed in a year [ ] 360 [ ] Other

Index Maturity: N/A

Annual Interest Rate: N/A
Frequency of Changes in Interest Rate:	[ ] Daily [ ] Quarterly	[ ] Weekly [ ] Semi-Annually	[ ] Monthly [ ] Annually

Interest Payment Dates:   Monthly on the 15th or next good business day, commencing March 15, 2005.

Interest Determination Dates: N/A

Interest Reset Dates:   N/A

Spread (+/-):   N/A

Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Survivor's Option: (Yes/No) No - Not applicable for Subordinated Notes

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes

The Notes may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, beginning March 15, 2008 and on each monthly interest payment date thereafter. Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the redemption date.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.